Exhibit 4.9
DESCRIPTION OF JCI PLC NOTES
        Capitalized terms used in this "Description of JCI plc Notes" and not otherwise defined have the meanings set forth under the heading "—Definitions" below. For purposes of this "Description of JCI plc Notes" section, (a) the terms "JCI plc," "we," and "us" refer only to Johnson Controls International plc, a public limited company organized under the laws of Ireland, and its successors permitted by the terms of the JCI plc Indenture (as defined below) and (b) the term "Johnson Controls" refers to Johnson Controls International plc and its consolidated subsidiaries.
        For purposes of this description, the “JCI plc Notes” mean the following series of notes issues by JCI plc:

Initial Aggregate Principal Amount (millions)	Series of JCI plc Notes
$500	4.25% Senior Notes due 2021
$450	3.750% Senior Notes due 2021
€1,000	1.00% Senior Notes due 2023
$500	3.625% Senior Notes due 2024
$400	6.000% Notes due 2036
$300	5.70% Senior Notes due 2041
$250	5.250% Senior Notes due 2041
$450	4.625% Senior Notes due 2044
$125	6.950% Debentures due December 1, 2045
$450	4.950% Senior Notes due 2064
$42.166	4.625% Notes due 2023
€500	1.375% Notes due 2025
$750	3.900% Notes due 2026
$750	5.125% Notes due 2045
$500	4.500% Senior Notes Due 2047
        Each series of JCI plc Notes is a series of debt securities that were issued under an Indenture and a supplemental indenture thereto (collectively, the "JCI plc Indenture"), between JCI plc and U.S. Bank National Association, as trustee (the "Trustee"). Elavon Financial Services DAC, UK Branch, as paying agent for the JCI plc 1.375% Notes due 2025 and 1.000% Senior Notes due 2023 (collectively, the “JCI plc Euro Notes”), is also a party to the supplemental indentures related to the issuance of the JCI plc Euro Notes. We also entered into separate agency agreements among us, Elavon Financial Services DAC, UK Branch, as paying agent for the JCI plc Euro Notes, and (1) Elavon Financial Services DAC, as transfer agent and security registrar for the JCI plc notes other than the 1.000% Senior Notes due 2023 and 4.500% Senior Notes Due 2047 and (2) U.S. Bank National Association as transfer agent, security registrar and Trustee for the 1.000% Senior Notes due 2023 and 4.500% Senior Notes Due 2047. The terms of the JCI plc Notes include those expressly set forth in such notes and the JCI plc Indenture and those made part of the JCI plc Indenture by reference to the Trust Indenture Act.
        This description is a summary of the material provisions of the JCI plc Notes and the JCI plc Indenture. This description does not restate those agreements and instruments in their entirety. You are encouraged to read the applicable JCI plc Notes and the JCI plc Indenture, as supplemented, which is filed as an exhibit to this Annual Report on Form 10-K, carefully and in their entirety as they contain information not included in this summary.
General
        The JCI plc Notes are unsecured, unsubordinated obligations of JCI plc. The Notes rank senior in right of payment to JCI plc's existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; equal in right of payment to JCI plc's existing and future indebtedness and other obligations that are not so subordinated; effectively junior to any of JCI plc's secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness or other obligations; and structurally junior to all existing and future indebtedness and other obligations incurred by JCI plc's subsidiaries.

        The JCI plc Notes (other than the JCI plc Euro Notes) (the "JCI plc Dollar Notes") were issued in book-entry form, represented by Dollar Global Securities (as defined below), and delivered through the facilities of DTC. The JCI plc Euro Notes were issued in book-entry form, represented by Euro Global Securities (as defined below) deposited with or on behalf of a common depositary on behalf of Clearstream and Euroclear and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear.
        The JCI plc Dollar Notes were issued in registered form without interest coupons and only in denominations of $2,000 and whole multiples of $1,000 in excess thereof. The JCI plc Euro Notes were issued in registered form without interest coupons and only in denominations of €100,000 and whole multiples of €1,000 in excess thereof.
        The table below sets forth the interest rate and calculation method, interest payment dates, and maturity date for each series of JCI plc Notes. Interest with respect to each series of JCI plc Notes is payable on each interest payment date to the holders of record at the close of business on each corresponding record date indicated below.

Series of JCI plc Notes	Interest Rate and Calculation Method	Interest Payment Dates	Record Dates	Maturity Date
4.25% Senior Notes due 2021	4.25% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	March 1 and September 1	Preceding February 15 and August 15, respectively	March 1, 2021
3.750% Senior Notes due 2021	3.750% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	June 1 and December 1	Preceding May 15 and November 15, respectively	December 1, 2021
1.00% Senior Notes due 2023	1.000% per annum, calculated based on the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or March 15, 2017, if no interest has been paid), to but excluding the next scheduled interest payment date (ACTUAL/ACTUAL (ICMA)).	September 15	Preceding September 1	September 15, 2023
3.625% Senior Notes due 2024	3.625% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	January 2 and July 2	Preceding December 18 and June 18, respectively	July 2, 2024
6.000% Notes due 2036	6.000% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	January 15 and July 15	Preceding January 1 and July 1, respectively	January 15, 2036
5.70% Senior Notes due 2041	5.70% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	March 1 and September 1	Preceding February 15 and August 15, respectively	March 1, 2041
5.250% Senior Notes due 2041	5.250% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	June 1 and December 1	Preceding May 15 and November 15, respectively	December 1, 2041
4.625% Senior Notes due 2044	4.625% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	January 2 and July 2	Preceding December 18 and June 18, respectively	July 2, 2044
6.950% Debentures due December 1, 2045	6.950% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	June 1 and December 1	Preceding May 15 and November 15, respectively	December 1, 2045
4.950% Senior Notes due 2064	4.950% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	January 2 and July 2	Preceding December 18 and June 18, respectively	July 2, 2064
4.625% Notes due 2023	4.625% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	January 15 and July 15	Preceding January 1 and July 1, respectively	January 15, 2023
1.375% Notes due 2025	1.375% per annum, calculated based on the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or February 25, 2016, if no interest has been paid), to but excluding the next scheduled interest payment date (ACTUAL/ACTUAL (ICMA)).	February 25	Preceding February 10	February 25, 2025
3.900% Notes due 2026	3.900% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	February 14 and August 14	Preceding February 1 and August 1, respectively	February 14, 2026
5.125% Notes due 2045	5.125% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	March 14 and September 14	Preceding March 1 and September 1, respectively	September 14, 2045
4.500 Senior Notes due 2047	4.500% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months	February 15 and August 15	Preceding February 1 and August 1, respectively	February 15, 2047
        Except as provided below, the JCI plc Notes are not subject to redemption, repurchase or repayment at the option of any holder thereof, upon the occurrence of any particular circumstance or otherwise. The JCI plc Notes do not have the benefit of any sinking fund. The JCI plc Notes are not convertible into or exchangeable for shares or other securities of JCI plc.
JCI plc Indenture May Be Used for Future Issuances
        We may, without the consent of the then existing holders of the JCI plc Notes of any series, "re-open" any series of JCI plc Notes and issue additional JCI plc Notes of such series, which additional JCI plc Notes will have the same terms as the JCI plc Notes of such series except for the issue price, issue date and, under some circumstances, the first interest payment date; provided that, if such additional JCI plc Notes are not fungible with the JCI plc Notes of the applicable series for U.S. federal income tax purposes, such additional JCI plc Notes will have a separate CUSIP, ISIN and/or other identifying number, as applicable. Additional JCI plc Notes issued in this manner will form a single series with the JCI plc Notes of the applicable series.
        In addition, the JCI plc Indenture does not limit the amount of debt securities that can be issued thereunder and provides that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class. Debt securities issued pursuant to the JCI plc Indenture may have terms that differ from those of the JCI plc Notes, as set forth in Section 2.01 of the JCI plc Indenture.
Issuance of JCI plc Euro Notes in Euros
        All payments of interest and principal, including payments made upon any redemption or repurchase of the JCI plc Euro Notes, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the JCI plc Euro Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by JCI plc in its sole discretion. Any payment in respect of the JCI plc Euro Notes so made in U.S. dollars will not constitute an Event of Default (as defined below) under the JCI plc Euro Notes or the JCI plc Indenture. Neither the Trustee nor the paying agent for the JCI plc Euro Notes shall have any responsibility for any calculation or conversion in connection with the foregoing.
Optional Redemption
JCI plc Dollar Notes
        Prior to the applicable Par Call Date set forth in the table below, JCI plc may, at its option, redeem the JCI plc Dollar Notes of any series (other than the JCI plc Dollar Notes designated as "non-par callable" under the caption "Par Call Date" and/or "non-callable prior to maturity" under the caption "Applicable Spread" in the table below), in whole at any time or in part from time to time (in $1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (the "Applicable Par Call Date Notes Premium"):
          (i)  100% of the principal amount of the JCI plc Dollar Notes of the applicable series to be redeemed, and
         (ii)  as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the applicable JCI plc Dollar Notes matured on the applicable Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus the Applicable Spread set forth in the table below, plus, in either situation (i) or (ii), accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        On or after the applicable Par Call Date, JCI plc may, at its option, redeem the JCI plc Dollar Notes of any series (other than the JCI plc Dollar Notes designated as "non-par callable" under the caption "Par Call Date" and/or "non-callable prior to maturity" under the caption "Applicable Spread" in the table below), in whole at any time or in part from time to time (in $1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the JCI plc Dollar Notes of the applicable series to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        JCI plc may, at its option, redeem each series of JCI plc Dollar Notes designated as "non-par callable" under the caption "Par Call Date" and not designated as "non-callable prior to maturity" under the caption "Applicable Spread" in the table below, in whole at any time or in part from time to time (in $1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (the "Applicable Non-Par Call Date Notes Premium"):

          (i)  100% of the principal amount of the JCI plc Dollar Notes of the applicable series to be redeemed, and
         (ii)  as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus the Applicable Spread set forth in the table below, plus, in either situation (i) or (ii), accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        Each series of JCI plc Dollar Notes designated as "non-callable prior to maturity" under the caption "Applicable Spread" in the table below is not redeemable prior to maturity.
        The Par Call Date, Applicable Spread and minimum authorized denominations for each series of JCI plc Dollar Notes are as follows:

Series of JCI plc Dollar Notes	Par Call Date	Applicable Spread	Minimum Authorized Denominations
4.25% Senior Notes due 2021	non-par callable	15 basis points	$2,000
3.750% Senior Notes due 2021	September 1, 2021 (three months prior to the maturity date)	25 basis points	$2,000
3.625% Senior Notes due 2024	April 2, 2024 (three months prior to the maturity date)	15 basis points	$2,000
6.000% Notes due 2036	non-par callable	25 basis points	$2,000
5.70% Senior Notes due 2041	non-par callable	20 basis points	$2,000
5.250% Senior Notes due 2041	June 1, 2041 (six months prior to the maturity date)	35 basis points	$2,000
4.625% Senior Notes due 2044	January 2, 2044 (six months prior to the maturity date)	20 basis points	$2,000
6.950% Debentures due 2045	non-par callable	non-callable prior to maturity	$2,000
4.950% Senior Notes due 2064	January 2, 2064 (six months prior to the maturity date)	25 basis points	$2,000
4.625% Notes due 2023	October 15, 2022 (three months prior to the maturity date)	20 basis points	$2,000
3.900% Notes due 2026	November 14, 2025 (three months prior to the maturity date)	30 basis points	$2,000
5.125% Notes due 2045	March 14, 2045 (six months prior to the maturity date)	35 basis points	$2,000
4.500 Senior Notes due 2047	August 15, 2046 (six months prior to the maturity date)	25 basis points	$2,000
        "Adjusted Redemption Treasury Rate," with respect to any redemption date for the JCI plc Dollar Notes of any series, means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.
        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the JCI plc Dollar Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such JCI plc Dollar Notes.
        "Comparable Redemption Treasury Price," with respect to any redemption date for the JCI plc Dollar Notes of any series, means (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.
        "Independent Investment Banker" means one of the Redemption Reference Treasury Dealers appointed by us.
        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by JCI plc.

        "Redemption Reference Treasury Dealer" means (1) each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (with respect to the JCI plc Dollar Notes other than the 4.500 Senior Notes due 2047) and J.P. Morgan Securities LLC (with respect to the 4.500 Senior Notes due 2047) (or their respective Affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and (2) two other Primary Treasury Dealers selected by JCI plc after consultation with the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), JCI plc will substitute therefor another Primary Treasury Dealer.
        "Redemption Reference Treasury Dealer Quotations," with respect to each Redemption Reference Treasury Dealer and any redemption date for the JCI plc Dollar Notes of any series, means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m., New York City time, for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.
JCI plc Euro Notes
        Prior to November 25, 2024 (three months prior to the maturity date), JCI plc may, at its option, redeem the JCI plc 1.375% Notes due 2025, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (the "1.375% Notes due 2025 Premium") (i) 100% of the principal amount of the JCI plc 1.375% Notes due 2025 to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 20 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        On or after November 25, 2024 (three months prior to their maturity date), JCI plc may, at its option, redeem the JCI plc 1.375% Notes due 2025, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the JCI plc 1.375% Notes due 2025 to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        Prior to June 15, 2023 (three months prior to the maturity date), JCI plc may, at its option, redeem the JCI plc 1.000% Senior Notes due 2023, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (the "1.000.% Notes due 2023 Premium" and, collectively with the 1.375% Notes due 2025 Premium, the “Applicable Euro Notes Premium”) (i) 100% of the principal amount of the JCI plc 1.000% Senior Notes due 2023 to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 20 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        On or after June 15, 2023 (three months prior to their maturity date), JCI plc may, at its option, redeem the JCI plc 1.000% Senior Notes due 2023, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the JCI plc 1.000% Senior Notes due 2023 to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        "Treasury Rate" means the rate per annum (which, if less than zero, shall be deemed to be zero) equal to the annual equivalent yield to maturity of the Reference Bond (as defined below), assuming a price for the Reference Bond (expressed as a percentage of its principal amount) equal to the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on the third business day preceding such redemption date as determined by us or an independent investment bank appointed by us.
        "Reference Bond" means, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the applicable JCI plc Euro Notes, or if we or an independent investment bank appointed by us considers that such similar bond is not in issue, such other German government bond as we or an independent investment bank appointed by us, with the advice of three brokers of, and/or market makers in, German government bonds selected by us or an independent investment bank appointed by us, determine to be appropriate for determining the Treasury Rate.

        "Remaining Scheduled Payments" means, with respect to each JCI plc Euro Note to be redeemed, the remaining scheduled payments of principal of and interest on the relevant JCI plc Euro Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a JCI plc Euro Note, the amount of the next succeeding scheduled interest payment on the relevant JCI plc Euro Note will be reduced by the amount of interest accrued on the JCI plc Euro Note to the redemption date.
Redemption Upon Changes in Withholding Taxes
        JCI plc may redeem all, but not less than all, of the JCI plc Notes of any series under the following conditions:
•if there is an amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined below) or any change in the application or official interpretation of such laws, including any action taken by, or a change in published administrative practice of, a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action, change or holding is with respect to JCI plc, which amendment or change is announced on or after the date of issuance of the applicable JCI plc Notes (or, in the case of any Relevant Taxing Jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of issuance of the applicable JCI plc Notes, after such later date);
•as a result of such amendment or change, JCI plc becomes, or there is a material probability that JCI plc will become, obligated to pay Additional Amounts (as defined below), on the next payment date with respect to the JCI plc Notes of such series;
•JCI plc delivers to the Trustee a written opinion of independent tax counsel to JCI plc of recognized standing to the effect that JCI plc has, or there is a material probability that it will become obligated, to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above; and
•following the delivery of the opinion described in the previous bullet point, JCI plc provides notice of redemption not less than 30 days, but not more than 90 days, prior to the redemption date. The notice of redemption cannot be given more than 90 days before the earliest date on which JCI plc would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.
        Upon the occurrence of each of the bullet points above, JCI plc may redeem the JCI plc Notes of such series at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
        The foregoing provisions shall apply mutatis mutandis to any Successor Person (as defined below) to JCI plc.
Notice of Redemption
        Notice of any redemption will be mailed, or delivered electronically if the JCI plc Notes are held by any depositary, at least 30 days but not more than 90 days before the date fixed for such redemption to each holder of JCI plc Notes of a series to be redeemed. If less than all the JCI plc Notes of such series are to be redeemed, the Trustee will select the outstanding JCI plc Notes of such series to be redeemed in accordance with a method that complies with the requirements, if any, of any stock exchange on which such JCI plc Notes are listed, and the applicable procedures of the depositary, if the JCI plc Notes of such series are held by any depositary; provided, however, that with respect to any JCI plc Notes not listed on any stock exchange and/or held by a depositary, the Trustee will select such JCI plc Notes by lot or by such other method that the Trustee considers fair and appropriate.
        Interest on such JCI plc Notes or portions of JCI plc Notes will cease to accrue on and after the date fixed for redemption, unless JCI plc defaults in the payment of such redemption price and accrued interest (if any) with respect to any such JCI plc Note or portion thereof.
        If any redemption date of any JCI plc Note is not a business day, then payment of principal and interest may be made on the next succeeding business day with the same force and effect as if made on the nominal redemption date and no interest will accrue for the period after such nominal date.
Payment of Additional Amounts
        All payments in respect of the JCI plc Notes will be made by JCI plc free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature ("Taxes") unless the withholding or deduction of such Taxes is required by law.

        In the event that JCI plc is required to withhold or deduct any amount for or on account of any Taxes imposed or levied by or on behalf of Ireland or any other jurisdiction (other than the United States of America) in which JCI plc is organized, resident or doing business for tax purposes or from or through which payments by or on behalf of JCI plc are made, or any political subdivision or any authority thereof or therein (each, but not including the United States of America or any political subdivision or any authority thereof or therein, a "Relevant Taxing Jurisdiction") from any payment made under or with respect to any JCI plc Note, JCI plc will pay such additional amounts ("Additional Amounts") so that the net amount received by each holder of JCI plc Notes (including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted.
        Additional Amounts will not be payable with respect to a payment made to a holder of JCI plc Notes or a holder of beneficial interests in Global Securities where such holder is subject to taxation on such payment by the Relevant Taxing Jurisdiction for any reason other than such Person's mere ownership of the JCI plc Notes or beneficial interests or for or on account of:
•any Taxes that are imposed or withheld solely because such holder or a fiduciary, settlor, beneficiary, or member of such holder if such holder is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a Person holding a power over an estate or trust administered by a fiduciary holder:
◦is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Relevant Taxing Jurisdiction or has or had a permanent establishment in the Relevant Taxing Jurisdiction;
◦has or had any present or former connection (other than the mere fact of ownership of such JCI plc Notes) with the Relevant Taxing Jurisdiction, including being or having been a national citizen or resident thereof, being treated as being or having been a resident thereof or being or having been physically present therein;
•any estate, inheritance, gift, transfer, excise, personal property or similar Taxes imposed with respect to the JCI plc Notes;
•any Taxes imposed solely as a result of the presentation of such JCI plc Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had such JCI plc Notes been presented for payment on any date during such 30-day period;
•any Taxes imposed or withheld solely as a result of the failure of such holder or any other Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, if such compliance is required by statute or regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;
•any Taxes that are payable by any method other than withholding or deduction by JCI plc or any paying agent from payments in respect of such JCI plc Notes;
•any Taxes required to be withheld by any paying agent from any payment in respect of any JCI plc Notes if such payment can be made without such withholding by at least one other paying agent;
•any withholding or deduction for Taxes which would not have been imposed if the relevant JCI plc Notes had been presented to another paying agent in a Member State of the European Union;
•any withholding or deduction required pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor provisions), any regulations, rules, practices or agreements entered into pursuant thereto, official interpretations thereof or any law implementing an intergovernmental approach thereto; or
•any combination of the above conditions.
        Additional Amounts also will not be payable to any holder of JCI plc Notes or the holder of a beneficial interest in a global JCI plc Note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to such holder that is not the sole holder of such JCI plc Note or holder of such beneficial interests in such JCI plc Note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.
        JCI plc also:
•will make such withholding or deduction of Taxes;

•will remit the full amount of Taxes so deducted or withheld to the relevant tax authority in accordance with all applicable laws;
•will use its commercially reasonable efforts to obtain from each relevant tax authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld; and
•upon request, will make available to the holders of the JCI plc Notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by JCI plc (unless, notwithstanding JCI plc's efforts to obtain such receipts, the same are not obtainable).
        At least 30 days prior to each date on which any payment under or with respect to the JCI plc Notes of a series is due and payable, if JCI plc will be obligated to pay Additional Amounts with respect to such payment, JCI plc will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the Trustee to pay such Additional Amounts to holders of such JCI plc Notes on the payment date.
        In addition, JCI plc will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in a Relevant Taxing Jurisdiction in respect of the creation, issue, offering, enforcement, redemption or retirement of the JCI plc Notes.
        The foregoing provisions shall survive any termination or the discharge of the JCI plc Indenture and shall apply mutatis mutandis to any Successor Person to JCI plc.
        Whenever in the JCI plc Indenture, any JCI plc Notes, or in this "Description of JCI plc Notes" there is mentioned, in any context, the payment of principal, premium, if any, redemption price, repurchase price, interest or any other amount payable under or with respect to any JCI plc Notes, such mention shall be deemed to include the payment of Additional Amounts to the extent payable in the particular context.
Offer to Repurchase Upon Change of Control Triggering Event
        Upon the occurrence of a Change of Control Triggering Event with respect to a series of JCI plc Notes (other than the 6.000% Notes due 2036, the 7.125% Notes Due July 15, 2017 and the 6.950% Debentures due December 1, 2045), unless we have exercised our right to redeem the JCI plc Notes of such series by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the JCI plc Indenture, each holder of JCI plc Notes of such series will have the right to require us to purchase all or a portion of such holder's JCI plc Notes of such series pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the "Change of Control Payment"). If the Change of Control Payment Date (as defined below) falls on a day that is not a business day, the related payment of the Change of Control Payment will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.
        Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, or deliver electronically if the applicable JCI plc Notes are held by any depositary, a notice to each holder of JCI plc Notes of the applicable series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically (or, in the case of a notice mailed or delivered electronically prior to the date of consummation of a Change of Control, no earlier than 30 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed or delivered electronically prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
        On the Change of Control Payment Date, we will, to the extent lawful:
•accept or cause a third party to accept for payment all JCI plc Notes of the applicable series properly tendered pursuant to the Change of Control Offer;
•deposit or cause a third party to deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all JCI plc Notes of the applicable series properly tendered; and
•deliver or cause to be delivered to the Trustee the JCI plc Notes of the applicable series properly accepted together with an Officer's Certificate stating the aggregate principal amount of JCI plc Notes of each series being repurchased.

        We will not be required to make a Change of Control Offer with respect to the JCI plc Notes of the applicable series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the JCI plc Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any JCI plc Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the JCI plc Indenture, other than a Default in the payment of the Change of Control Payment on the Change of Control Payment Date.
        We must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the JCI plc Notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the JCI plc Notes of the applicable series, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the JCI plc Notes of such series by virtue of any such conflict.
        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of JCI plc and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the JCI plc Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of JCI plc and its subsidiaries taken as a whole to another "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.
Other Provisions of the JCI plc Euro Notes
        Claims against JCI plc for the payment of principal or Additional Amounts, if any, of the JCI plc Euro Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against JCI plc for the payment of interest, if any, of the JCI plc Euro Notes will be prescribed five years after the applicable due date for payment of interest.
Certain Covenants
        The JCI plc Indenture contains the following covenants:
Limitation on Liens
        JCI plc will not, and will not permit any Restricted Subsidiary to, issue, incur, assume or guarantee any Indebtedness that is secured by a lien upon any asset that at the time of such issuance, assumption or guarantee constitutes a Principal Property, or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto (together with, if JCI plc shall so determine, any other Indebtedness of JCI plc ranking equally with the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at JCI plc's option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:
•liens existing on the date the JCI plc Notes of the applicable series are first issued;
•liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;
•liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by JCI plc or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by JCI plc or any Restricted Subsidiary; provided, however, that no such lien shall extend to any other Principal Property of JCI plc or such Restricted Subsidiary prior to such acquisition or to any other Principal Property thereafter acquired other than additions to such acquired property;
•liens on any Principal Property existing at the time of acquisition thereof by JCI plc or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by JCI plc or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by JCI plc or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any other Principal Property, other than the Principal Property so acquired, constructed or improved, and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing;
•liens securing Indebtedness owing by any Restricted Subsidiary to JCI plc or a subsidiary thereof;
•liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction or improvement, of the Principal Property subject to such liens, including liens incurred in connection with pollution control, industrial revenue or similar financings;
•pledges, liens or deposits under workers' compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which JCI plc or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of JCI plc or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which JCI plc or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;
•liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against JCI plc or any Restricted Subsidiary with respect to which JCI plc or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by JCI plc or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which JCI plc or such Restricted Subsidiary is a party;
•liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of JCI plc or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of JCI plc, do not materially impair the use of such assets in the operation of the business of JCI plc or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;
•liens to secure JCI plc's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;
•liens not permitted by the foregoing clauses, inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all outstanding Indebtedness of JCI plc and its Restricted Subsidiaries, without duplication, secured by all such liens not so permitted by the foregoing bullets, inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet under "Limitation on Sale and Lease-Back Transactions" below, do not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth; and
•any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullets inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under the foregoing bullets shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (plus any premium, fee, cost, expense or charge payable in connection with any such extension, renewal or replacement), and that such extension, renewal or replacement shall be limited to all or a part of the assets, or any replacements therefor, that secured the lien so extended, renewed or replaced, plus improvements and construction on such assets.
Limitation on Sale and Lease-Back Transactions
        JCI plc will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:
•JCI plc or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the JCI plc Notes of the applicable series pursuant to the covenant described under "Limitations on Liens" above; or
•the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property, as determined by JCI plc's Board of Directors in good faith, and an amount equal to the net proceeds from the sale of the assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption or prepayment provision) of the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto or of Funded Indebtedness ranking on a parity with or senior to the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto; provided that there shall be credited to the amount of net proceeds required to be applied pursuant to this provision an amount equal to the sum of (i) the principal amount of the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by JCI plc within such 180-day period, excluding retirements of the JCI plc Notes and any other debt securities issued pursuant to the Indenture and any supplement thereto and other Funded Indebtedness at maturity or pursuant to mandatory sinking fund or mandatory redemption or prepayment provisions.
Merger and Consolidation
        JCI plc will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:
        (1)   the resulting, surviving or transferee Person (the "Successor Person") will be a corporation, limited liability company, public limited company, limited partnership or other entity organized and existing under the laws of (u) the United States of America, any State thereof or the District of Columbia, (v) Ireland, (w) England and Wales, (x) Jersey, (y) any member state of the European Union as in effect on the date the JCI plc Notes of the applicable series are first issued or (z) Switzerland; provided that the Successor Person (if not JCI plc) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of JCI plc under the JCI plc Notes of the applicable series and the JCI plc Indenture;
        (2)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and
        (3)   JCI plc shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel under the JCI plc Indenture, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the JCI plc Indenture.
        Notwithstanding the foregoing, (A) any conveyance, transfer or lease of assets between or among JCI plc and its subsidiaries shall not be prohibited under the JCI plc Indenture and (B) JCI plc may, directly or indirectly, consolidate with or merge with or into an Affiliate incorporated solely for the purpose of reincorporating JCI plc in another jurisdiction within the United States of America, any State thereof or the District of Columbia, Ireland, England and Wales, Jersey, any member state of the European Union as in effect on the date the JCI plc Notes of the applicable series are first issued or Switzerland to realize tax or other benefits.
        The Successor Person will succeed to, and be substituted for, and may exercise every right and power of, JCI plc under the JCI plc Indenture, and the predecessor issuer, other than in the case of a lease, will be automatically released from all obligations under the JCI plc Notes and the JCI plc Indenture, including, without limitation, the obligation to pay the principal of and interest on the JCI plc Notes of the applicable series.
Reports by JCI plc
        So long as any JCI plc Notes are outstanding, JCI plc shall file with the Trustee, within 15 days after JCI plc is required to file with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that JCI plc may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. JCI plc shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including JCI plc's compliance with any of its covenants under the JCI plc Indenture (as to which the Trustee is entitled to rely exclusively on Officer's Certificates).
        JCI plc will furnish to the Trustee on or before 120 days after the end of each fiscal year an Officer's Certificate stating that in the course of the performance by the signers of their duties as Officers of JCI plc, they would normally have knowledge of any Default by JCI plc in the performance or fulfillment or observance of any covenants or agreements contained in the JCI plc Indenture during the preceding fiscal year, stating whether or not they have knowledge of any such Default and, if so, specifying each such Default of which the signers have knowledge and the nature thereof.

Listing
        The JCI plc Notes are listed on the New York Stock Exchange. We have no obligation to maintain such listing, and we may delist the JCI plc Notes at any time.
Events of Default
        As to any series of JCI plc Notes, an "Event of Default" means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
        (1)   failure to pay any interest on the JCI plc Notes of that series when due, which failure continues for 30 days;
        (2)   failure to pay principal or premium, if any, with respect to the JCI plc Notes of that series when due;
        (3)   failure on the part of JCI plc to observe or perform any other covenant, warranty or agreement in the JCI plc Notes of that series, or in the JCI plc Indenture as it relates to the JCI plc Notes of that series, other than a covenant, warranty or agreement, a Default in whose performance or whose breach is specifically dealt with elsewhere in the section of the JCI plc Indenture governing Events of Default, if the failure continues for 90 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the JCI plc Notes of that series then outstanding;
        (4)   an Event of Default with respect to any other series of debt securities issued under the JCI plc Indenture or an uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money beyond any period of grace with respect thereto if, in either case, (a) the aggregate principal amount thereof is in excess of $200,000,000; and (b) the default in payment is not being contested by us in good faith and by appropriate proceedings; and
        (5)   specified events of bankruptcy, insolvency, receivership or reorganization.
        However, the Event of Default in clause (4) above is subject to the following:
•if such Event of Default with respect to such other series of debt securities issued under the JCI plc Indenture or such default in payment with respect to such other obligations for borrowed money shall be remedied or cured by JCI plc or waived by the requisite holders of such other series of debt securities or such other obligations for borrowed money, then the Event of Default under the JCI plc Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the holders of JCI plc Notes; and
•subject to certain duties, responsibilities and rights of the Trustee under the JCI plc Indenture, the Trustee shall not be charged with knowledge of any such Event of Default with respect to such other series of debt securities issued under the JCI plc Indenture or such payment default with respect to such other obligations for borrowed money unless written notice thereof shall have been given to a Trust Officer of the Trustee by JCI plc, by the holder or an agent of the holder of such other obligations for borrowed money, by the trustee then acting under any indenture or other instrument under which such payment default with respect to such other obligations for borrowed money shall have occurred, or by the holders of not less than 25% in aggregate principal amount of outstanding debt securities of such other series.
Notice and Declaration of Defaults
        The JCI plc Indenture provides that the Trustee will, within the later of 90 days after the occurrence of a Default with respect to any series for which there are JCI plc Notes outstanding which is continuing and which is known to a Trust Officer of the Trustee, or 60 days after such Default is actually known to such Trust Officer of the Trustee or written notice of such Default is received by the Trustee, give to the holders of such JCI plc Notes notice, by mail as the names and addresses of such holders appear on the security register, or electronically if such JCI plc Notes are held by any depositary, of all uncured Defaults known to it, including events specified above without grace periods, unless such Defaults shall have been cured before the giving of such notice; provided, that except in the case of Default in the payment of the principal of, premium, if any, or interest on any of the JCI plc Notes of any series, or in the payment of any sinking fund installment with respect to the JCI plc Notes of any series, the Trustee shall be protected in withholding such notice to the holders if the Trustee in good faith determines that withholding of such notice is in the interests of the holders of the JCI plc Notes of such series.
        The Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding JCI plc Notes of any series may declare the JCI plc Notes of that series immediately due and payable upon the occurrence of any Event of Default. The holders of a majority in principal amount of the outstanding JCI plc Notes of all series issued under the JCI plc Indenture and any supplement thereto affected by such waiver (voting as one class), on behalf of the holders of all of the JCI plc Notes of all such series, may waive any existing Default and its consequences, except a Default in the payment of principal, premium, if any, or interest, including sinking fund payments (provided, however, that only holders of a majority in principal amount of the JCI plc Notes of an applicable series may rescind an acceleration with respect to such series and its consequences, including any related payment default that resulted from such acceleration).
Actions upon Default
        In case an Event of Default with respect to any series of JCI plc Notes occurs and is continuing, the JCI plc Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the JCI plc Indenture at the request, order or direction of any of the holders of JCI plc Notes outstanding of any series unless the applicable holders have offered to the Trustee reasonable security and indemnity, satisfactory to the Trustee in its sole discretion, against any loss, liability or expense which may be incurred thereby. The right of a holder to institute a proceeding with respect to the JCI plc Notes of the applicable series is subject to conditions precedent including notice and indemnity to the Trustee, but the right of any holder of any applicable JCI plc Note to receive payment of the principal of, and premium, if any, and interest on their due dates or to institute suit for the enforcement thereof shall not be impaired or affected without the consent of such holder.
        The holders of a majority in aggregate principal amount of the JCI plc Notes outstanding of the series in Default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee or exercising any power or trust conferred on the Trustee, in each case with respect to such series. Any direction by such holders will be in accordance with law and the provisions of the JCI plc Indenture. Subject to certain provisions of the JCI plc Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith, by a Trust Officer or Trust Officers of the Trustee, shall determine that the action or proceeding so directed may not be lawfully taken, would involve the Trustee in personal liability, would be materially or unjustly prejudicial to the rights of holders of JCI plc Notes of such series not joining in such direction or would be unduly prejudicial to the interests of the holders of JCI plc Notes and other debt securities issued under the JCI plc Indenture of all series not joining in the giving of such direction. The Trustee will be under no obligation to act in accordance with any such direction unless the applicable holders offer the Trustee reasonable security and indemnity, satisfactory to the Trustee in its sole discretion, against costs, expenses and liabilities which may be incurred thereby.
Modification of the JCI plc Indenture
        JCI plc and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the JCI plc Indenture, which shall conform to the provisions of the Trust Indenture Act as then in effect, without the consent of the holders of any series of JCI plc Notes for one or more of the following purposes:
•to cure any ambiguity, defect or inconsistency in the JCI plc Indenture or JCI plc Notes of any series, including making any such changes as are required for the JCI plc Indenture to comply with the Trust Indenture Act;
•to add an additional obligor on the JCI plc Notes or to add a guarantor of any outstanding series of JCI plc Notes, or to evidence the succession of another Person to JCI plc or any additional obligor or guarantor of the JCI plc Notes, or successive successions, and the assumption by the Successor Person of the covenants, agreements and obligations of JCI plc or such obligor or guarantor, as the case may be, pursuant to provisions in the JCI plc Indenture concerning consolidation, merger, the sale of assets or successor entities;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•to add to the covenants of JCI plc for the benefit of the holders of any outstanding series of JCI plc Notes (and if such covenants are to be for the benefit of less than all outstanding series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any of JCI plc's rights or powers under the JCI plc Indenture;
•to add any additional Events of Default for the benefit of the holders of any outstanding series of JCI plc Notes (and if such Events of Default are to be applicable to less than all outstanding series, stating that such Events of Default are expressly being included solely to be applicable to such series);
•to change or eliminate any of the provisions of the JCI plc Indenture, provided that any such change or elimination shall not become effective with respect to any outstanding JCI plc Note of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
•to secure the JCI plc Notes of any series;
•to make any other change that does not adversely affect the rights of any holder of outstanding JCI plc Notes in any material respect;

•to provide for the issuance of and establish the form and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of JCI plc shall apply to such series, to provide which of the events of default set forth in the base indenture shall apply to such series, to name one or more guarantors and provide for guarantees of such series, to provide for the terms and conditions upon which the guarantee by any guarantor of such series may be released or terminated, or to define the rights of the holders of such series of debt securities;
•to issue additional JCI plc Notes of any series to the extent permitted by the JCI plc Indenture; provided that such additional JCI plc Notes have the same terms as, and be deemed part of the same series as, the applicable series of JCI plc Notes to the extent required under the JCI plc Indenture; or
•to evidence and provide for the acceptance of appointment under the JCI plc Indenture by a successor Trustee with respect to the JCI plc Notes of one or more series and to add to or change any of the provisions of the JCI plc Indenture as shall be necessary to provide for or facilitate the administration of the trust thereunder by more than one Trustee.
        In addition, under the JCI plc Indenture, with the consent (evidenced as provided in the JCI plc Indenture) of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture or indentures (voting as one class), JCI plc and the Trustee from time to time and at any time may enter into an indenture or indentures supplemental to the JCI plc Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the JCI plc Indenture or of any supplemental indenture thereto or of modifying in any manner not covered by the immediately preceding paragraph the rights of the holders of the debt securities of each such series under the JCI plc Indenture. However, the following changes may only be made with the consent of each holder of outstanding JCI plc Notes affected:
•extend a fixed maturity of or any installment of principal of any JCI plc Notes of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;
•reduce the rate of or extend the time for payment of interest on any JCI plc Note of any series;
•reduce the premium payable upon the redemption of any JCI plc Note of any series;
•make any JCI plc Note of any series payable in currency other than that stated in the applicable JCI plc Note;
•impair the right to institute suit for the enforcement of any payment in respect of any JCI plc Note of any series on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date;
•modify the subordination provisions applicable to any JCI plc Note of any series in a manner adverse in any material respect to the holder thereof; or
•reduce the aforesaid percentage of JCI plc Notes of the applicable series, the holders of which are required to consent to any such supplemental indenture or indentures.
        A supplemental indenture that changes or eliminates any covenant, event of default set forth in the base indenture or other provision of the JCI plc Indenture that has been expressly included solely for the benefit of one or more particular series of debt securities, if any, or which modifies the rights of the holders of debt securities of such series with respect to such covenant, event of default or other provision, shall be deemed not to affect the rights under the JCI plc Indenture of the holders of securities of any other series.
        Notwithstanding anything herein or otherwise, the provisions under the JCI plc Indenture relative to JCI plc's obligation to make any offer to repurchase the JCI plc Notes of any series as a result of a Change of Control Triggering Event as provided under Section 4.08 of the base indenture may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding debt securities of the applicable series or multiple affected series.
        It will not be necessary for the consent of the holders of the JCI plc Notes of any series to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
Information Concerning the Trustee
        If an Event of Default with respect to the JCI plc Notes of a series has occurred and is continuing, the Trustee shall exercise with respect to the JCI plc Notes of such series such of the rights and powers vested in it by the JCI plc Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs. If an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the JCI plc Indenture at the request, order or direction of any holders of JCI plc Notes of the applicable series, unless such holders shall have offered to the Trustee security and indemnity, satisfactory to it in its sole discretion, against any loss, liability or expense which may be incurred thereby, and then only to the extent required by the terms of the JCI plc Indenture. No provision of the JCI plc Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the JCI plc Indenture or in the exercise of any of its rights or powers.
        The Trustee may resign with respect to the JCI plc Notes of a series at any time by giving a written notice to JCI plc. The holders of a majority in principal amount of the outstanding JCI plc Notes of a particular series may remove the Trustee with respect to such series of JCI plc Notes by notifying JCI plc and the Trustee in writing. JCI plc may remove the Trustee if:
•the Trustee has or acquires a "conflicting interest," within the meaning of Section 310(b) of the Trust Indenture Act, and fails to comply with the provisions of Section 310(b) of the Trust Indenture Act, or otherwise fails to comply with the eligibility requirements provided in the JCI plc Indenture and fails to resign after written request therefor by JCI plc in accordance with the JCI plc Indenture;
•the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any bankruptcy law;
•a custodian or public officer takes charge of the Trustee or its property; or
•the Trustee becomes incapable of acting.
        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee with respect to the JCI plc Notes of any series for any reason, JCI plc shall promptly appoint a successor Trustee with respect to the JCI plc Notes of such series.
        A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of the appointment as provided in the JCI plc Indenture.
        The Trustee and its Affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with JCI plc and our Affiliates in the ordinary course of their respective businesses.
Payment and Paying Agents
        JCI plc will pay the principal of, premium, if any, and interest on the JCI plc Notes at any office of ours or any agency designated by us.
        The Trustee was appointed by JCI plc as paying agent with regard to the JCI plc Dollar Notes. The location of the corporate trust office of the Trustee for payment on the JCI plc Dollar Notes is U.S. Bank Global Corporate Trust Services, Attn: Payments, EP-MN-WS2N, 111 Fillmore Ave E, St. Paul, MN 55107-1402.
        The paying agent for the JCI plc Euro Notes is Elavon Financial Services DAC, UK Branch. For so long as the JCI plc Euro Notes are in global form, payment of principal and interest on, and any other amount due in respect of, the JCI plc Euro Notes will be made by or to the order of the paying agent on behalf of the common depositary or its nominee as the registered holder thereof. After payment by JCI plc or the paying agent of interest, principal or other amounts in respect of the JCI plc Euro Notes to the common depositary (or its nominee), JCI plc will not have responsibility or liability for such amounts to Euroclear or Clearstream, or to holders or beneficial owners of book-entry interests in the JCI plc Euro Notes.
        In addition JCI plc will maintain a transfer agent and a security registrar for the JCI plc Notes. The transfer agent and security registrar for the JCI plc Notes other than the 1.00% Senior Notes due 2023 and 4.500% Senior Notes Due 2047 is Elavon Financial Services DAC. The transfer agent and security registrar for the 1.00% Senior Notes due 2023 and 4.500% Senior Notes Due 2047 is the Trustee.
        The security registrar as to any series of JCI plc Notes will maintain a register reflecting ownership of the JCI plc Notes of such series outstanding from time to time, if any, and together with the applicable transfer agent, will make payments on and facilitate transfers of the JCI plc Notes of such series on behalf of JCI plc. No service charge will be made for any registration of transfer or exchange of JCI plc Notes. However, we may require holders to pay any transfer taxes or other similar governmental charges payable in connection with any such transfer or exchange.
        JCI plc may change or appoint any paying agent, security registrar or transfer agent with respect to the JCI plc Notes of a series without prior notice to the holders of the JCI plc Notes of such series. JCI plc or any of its subsidiaries may act as paying agent, transfer agent or security registrar in respect of any JCI plc Notes.
Governing Law

        The JCI plc Indenture and any JCI plc Notes issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The JCI plc Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the JCI plc Indenture and shall, to the extent applicable, be governed by such provisions.
Satisfaction and Discharge of the JCI plc Indenture
        The JCI plc Indenture shall cease to be of further effect with respect to a series of JCI plc Notes if, at any time:
        (a)   JCI plc has delivered or has caused to be delivered to the Trustee for cancellation all JCI plc Notes of such series theretofore authenticated, other than any JCI plc Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the JCI plc Indenture, and JCI plc Notes for whose payment funds or governmental obligations have theretofore been deposited in trust or segregated and held in trust by JCI plc and thereupon repaid to JCI plc or discharged from such trust, as provided in the JCI plc Indenture; or
        (b)   all such JCI plc Notes of a particular series not theretofore delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and JCI plc shall irrevocably deposit or cause to be deposited with the Trustee as trust funds the entire amount, in funds or governmental obligations, or a combination thereof, sufficient to pay at maturity or upon redemption all JCI plc Notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and if in either case JCI plc shall also pay or cause to be paid all other sums payable under the JCI plc Indenture with respect to such series by JCI plc.
        With respect to any redemption of any JCI plc Notes that requires the payment of any premium, the amount deposited pursuant to the above paragraph shall be sufficient for purposes of the JCI plc Indenture to the extent that an amount is so deposited with the Trustee or paying agent, as applicable, equal to t such premium, on such JCI plc Notes calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee or paying agent, as applicable, on or prior to the redemption date.
        Notwithstanding the above, JCI plc may not be discharged from the following obligations, which will survive until the date of maturity or the redemption date, as the case may be, for the applicable series of JCI plc Notes:
•to make any interest or principal payments that may be required with respect to the JCI plc Notes of such series;
•to register the transfer or exchange of the JCI plc Notes of such series;
•to execute and authenticate the JCI plc Notes of such series;
•to replace stolen, lost or mutilated JCI plc Notes of such series;
•to maintain an office or agency with respect to the JCI plc Notes of such series;
•to maintain paying agencies with respect to the JCI plc Notes of such series; and
•to appoint new Trustees with respect to the JCI plc Notes of such series as required by the Indenture.
        JCI plc also may not be discharged from the following obligations, which will survive the satisfaction and discharge of the applicable series of JCI plc Notes:
•to compensate and reimburse the Trustee in accordance with the terms of the JCI plc Indenture;
•to receive unclaimed payments held by the Trustee for at least one year after the date upon which the principal, if any, or interest on the JCI plc Notes of such series shall have respectively come due and payable and remit those payments to the holders thereof if required; and
•to withhold or deduct taxes as provided in the JCI plc Indenture.
        For purposes of this "Description of JCI plc Notes," the term "governmental obligations" shall have the following meaning with respect to the JCI plc Euro Notes: (x) any security which is (i) a direct obligation of the German government or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government, the central bank of the German government or a governmental agency of the German government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.
Defeasance and Discharge of Obligations
        JCI plc's obligations with respect to the JCI plc Notes of any series will be discharged upon compliance with the conditions under the caption "Covenant Defeasance"; provided that JCI plc may not be discharged from the following obligations, which will survive until such date of maturity or the redemption date, as the case may be, for the applicable series of JCI plc Notes:
•to make any interest or principal payments that may be required with respect to the JCI plc Notes of such series;
•to register the transfer or exchange of the JCI plc Notes of such series;
•to execute and authenticate the JCI plc Notes of such series;
•to replace stolen, lost or mutilated JCI plc Notes of such series;
•to maintain an office or agency with respect to the JCI plc Notes of such series;
•to maintain paying agencies with respect to the JCI plc Notes of such series; and
•to appoint new Trustees with respect to the JCI plc Notes of such series as required by the Indenture.
        JCI plc also may not be discharged from the following obligations, which will survive the satisfaction and discharge of the applicable series of JCI plc Notes:
•to compensate and reimburse the Trustee in accordance with the terms of the JCI plc Indenture;
•to receive unclaimed payments held by the Trustee for at least one year after the date upon which the principal, if any, or interest on the JCI plc Notes of such series shall have respectively come due and payable and remit those payments to the holders thereof if required; and
•to withhold or deduct taxes as provided in the JCI plc Indenture.
Covenant Defeasance
        Upon compliance with specified conditions, JCI plc, at its option and at any time, by written notice executed by an Officer delivered to the Trustee, may elect to have its obligations, to the extent applicable, under the covenants described under "—Offer to Repurchase Upon Change of Control Triggering Event" and "—Certain Covenants" above, and the operation of the Event of Default described in clause (4) of the first paragraph under the caption "—Events of Default" above, discharged with respect to all outstanding JCI plc Notes of a series and the JCI plc Indenture insofar as such JCI plc Notes are concerned. For this purpose, such covenant defeasance means that, with respect to the outstanding JCI plc Notes of a series, JCI plc may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference in the JCI plc Indenture to any such covenant or by reason of reference in any such covenant to any other provision of the JCI plc Indenture or in any other document, and such omission to comply shall not constitute a Default or an Event of Default relating to the applicable series of JCI plc Notes. These conditions are:
•JCI plc irrevocably deposits in trust with the Trustee or, at the option of the Trustee, with a trustee satisfactory to the Trustee and JCI plc, as the case may be, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, funds or governmental obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay principal of, premium, if any, and interest on the outstanding JCI plc Notes of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by it under the JCI plc Indenture (provided that, with respect to any redemption of any JCI plc Notes that requires the payment of any premium, the amount deposited pursuant to the above paragraph shall be sufficient for purposes of the JCI plc Indenture to the extent that an amount is so deposited with the Trustee or paying agent, as applicable, equal to the such premium on such JCI plc Notes calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee or paying agent, as applicable, on or prior to the redemption date), provided that (A) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such funds or the proceeds of such governmental obligations to the Trustee and (B) the Trustee shall have been irrevocably instructed to apply such funds or the proceeds of such governmental obligations to the payment of such principal, premium, if any, and interest with respect to the JCI plc Notes of such series;

•JCI plc delivers to the Trustee an Officer's Certificate stating that all conditions precedent specified herein relating to defeasance or covenant defeasance, as the case may be, have been complied with, and an Opinion of Counsel to the same effect;
•no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing, on the date of such deposit; and
•JCI plc shall have delivered to the Trustee an Opinion of Counsel (which, in the case of a defeasance, must be based on a change in law) or a ruling received from the U.S. Internal Revenue Service to the effect that the beneficial owners of the JCI plc Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of JCI plc's exercise of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised.
Definitions
        As used in the JCI plc Notes and this "Description of JCI plc Notes," the following defined terms shall have the following meanings with respect to the JCI plc Notes:
        "Affiliate", with respect to any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
        "Attributable Debt," in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of JCI plc or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.
        "Board of Directors" means the Board of Directors of JCI plc or any duly authorized committee of such Board of Directors.
        "business day" means any day other than a Saturday or Sunday, (1) that is not a day on which banking institutions in the City of New York or London are authorized or obligated by law, executive order or regulation to close, and (2) in respect of the JCI plc Euro Notes, on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, is open.
        "Change of Control" means the occurrence of any of the following after the date of issuance of the JCI plc Notes of the applicable series:
        (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries, other than any such transaction or series of related transactions where holders of our Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee Person representing a majority of the voting power of the transferee Person's Voting Stock immediately after giving effect thereto;
        (2)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our outstanding Voting Stock;
        (3)   we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting

Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person (or its parent) immediately after giving effect to such transaction; or
        (4)   the adoption by our shareholders of a plan relating to our liquidation or dissolution.
        Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (1) we become a direct or indirect wholly-owned subsidiary of a holding company or other Person and (2)(A) the direct or indirect holders of the Voting Stock of such holding company or other Person immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company or other Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other Person.
        "Change of Control Triggering Event" means, with respect to the applicable series of JCI plc Notes, the JCI plc Notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the "Trigger Period") commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the JCI plc Notes of such series at the commencement of any Trigger Period, the JCI plc Notes of such series will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.
        Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
        "Consolidated Net Worth" at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of JCI plc and its subsidiaries as of the end of a fiscal quarter of JCI plc, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
        "Consolidated Tangible Assets" at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of JCI plc and its subsidiaries as of the end of a fiscal quarter of JCI plc, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
        "Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
        "Funded Indebtedness" means any Indebtedness of JCI plc or any consolidated subsidiary maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendable at the option of the obligor to a date later than one year from the date of the determination thereof.
        "Indebtedness" means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of JCI plc and its subsidiaries as of the end of a fiscal quarter of JCI plc prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by JCI plc or any of its subsidiaries or for which JCI plc or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).
        "Intangible assets" means the amount, if any, stated under the headings "Goodwill" and "Other intangible assets, net" or under any other heading of intangible assets separately listed, in each case on the face of the most recently prepared consolidated balance sheet of JCI plc and its subsidiaries as of the end of a fiscal quarter of JCI plc, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of "Rating Agency."
        "lien" means a mortgage, pledge, security interest, lien or encumbrance.
        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.
        "Officer" means any director, any managing director, the chairman or any vice chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary, or any equivalent of the foregoing, of JCI plc or any Person duly authorized to act for or on behalf of JCI plc.
        "Officer's Certificate" means a certificate, signed by any Officer of JCI plc, that is delivered to the Trustee in accordance with the terms of the JCI plc Indenture.
        "Opinion of Counsel" means a written opinion acceptable to the Trustee from legal counsel licensed in any State of the United States of America and applying the laws of such State. The counsel may be an employee of or counsel to JCI plc.
        "Person" means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
        "Principal Property" means any manufacturing, processing or assembly plant or any warehouse or distribution facility, or any office or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) of JCI plc or any of its subsidiaries that is used by any U.S. Subsidiary of JCI plc and is located in the United States of America (excluding its territories and possessions and Puerto Rico) and (A) is owned by JCI plc or any subsidiary of JCI plc on the date the JCI plc Notes of the applicable series are issued, (B) the initial construction of which has been completed after the date on which the JCI plc Notes of the applicable series are issued, or (C) is acquired after the date on which the JCI plc Notes of the applicable series are issued, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of JCI plc, are not collectively of material importance to the total business conducted by JCI plc and its subsidiaries as an entirety, or that have a net book value (excluding any capitalized interest expense), on the date the JCI plc Notes of the applicable series are issued in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than 2.0% of Consolidated Tangible Assets on the consolidated balance sheet of JCI plc and its subsidiaries as of the applicable date.
        "Rating Agency" means each of Moody's and S&P; provided, that if any of Moody's or S&P ceases to provide rating services to issuers or investors, we may appoint another "nationally recognized statistical rating organization" as defined under Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that we shall give notice of such appointment to the Trustee.
        "Restricted Subsidiary" means any subsidiary of JCI plc that owns or leases a Principal Property.
        "Sale and Lease-Back Transaction" means an arrangement with any Person providing for the leasing by JCI plc or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by JCI plc or a Restricted Subsidiary to such Person other than JCI plc or any of its subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.
        "S&P" means Standard & Poor's Global Ratings, a division of S&P Global Inc., and its successors.

        "Trust Officer" means any officer within the corporate trust department of the Trustee, including any vice president, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the JCI plc Indenture.
        "U.S. Subsidiary" means any subsidiary of JCI plc that was formed under the laws of the United States of America, any State thereof or the District of Columbia (but not any territory thereof).
        "Voting Stock" of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.